Exhibit 5.1

601 Lexington Avenue New York, New York 10022

(212) 446-4800	Facsimile: (212) 446-4900

www.kirkland.com

May 16, 2016

BMC Stock Holdings, Inc.

Two Lakeside Commons

980 Hammond Drive NE, Suite 500

Atlanta, GA 30328

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3ASR (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) by BMC Stock Holdings, Inc. (the “Company”) to register the following securities: shares of common stock, $0.01 par value per share (the “Common Stock”), and debt securities (the “Debt Securities”). In addition, the Registration Statement registers shares of Common Stock (the “Secondary Shares”) to be sold by certain stockholders of the Company (the “Selling Stockholders”). Each of such securities may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have assumed that (a) the Registration Statement, and any amendments thereto (including post-effective amendments), relating to the offered securities will have become effective under the Act, (b) a prospectus supplement will have been prepared and filed with the Commission describing the securities offered thereby, (c) all offered securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement, (d) a definitive purchase, underwriting, sales agency or similar agreement with respect to the offered securities will have been duly authorized and validly executed and delivered by the Company and the other parties thereto, (e) any applicable indenture and indenture trustee will have been qualified under the Trust Indenture Act of 1939, as amended, (f) to the extent the Company is issuing Common Stock, the Company will receive at least par value for any Common Stock, and (g) the Company received the consideration called for by the governing agreements and relevant resolutions relating to the issuance of the Secondary Shares to the Selling Stockholders.

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we advise you that:

Beijing     Chicago     Hong Kong     Houston     London     Los Angeles     Munich     Palo Alto     San Francisco     Shanghai     Washington, D.C.

May 16, 2016

1.

When the Common Stock has been duly authorized by appropriate corporate authorization and issued upon receipt of payment therefor, the Common Stock will be validly issued, fully paid and non-assessable.

2.	With respect to any Secondary Shares to be offered by the Selling Stockholders pursuant to the Registration Statement, such Secondary Shares have been validly issued, fully paid and non-assessable.

3.

When the Debt Securities and the applicable indenture have been authorized by appropriate corporate authorization, the applicable indenture has been duly executed by the parties thereto, and the Debt Securities have been executed, authenticated and delivered in accordance with the applicable indenture against payment therefore, the Debt Securities will be validly issued and will constitute binding obligations of the Company, in each case subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

This opinion does not cover the laws of any jurisdiction other than the law of the State of New York. We did not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states. We undertake no responsibility to update or supplement this opinion in response to changes in law or future events or other circumstances. The opinion expressed herein concerns only the effect of the law (excluding the principles of conflicts of law) of the State of New York and the Delaware General Corporation Law, in each case as currently in effect.

This opinion is being furnished in accordance with the requirements of Item 601 of Regulation S-K promulgated under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is rendered solely for your benefit and may not be used, circulated, quoted relied upon or otherwise referred to by any other person for any other purpose without our prior written consent.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion in the Registration Statement in the section “Legal Matters.” In giving this consent, we do not thereby admit that we are “experts” within the meaning of the Act.

May 16, 2016

Very truly yours,

/s/ KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP